     Exhibit 99.2

Lexaria Bioscience Corp. Structures Nicotine & Pharmaceutical Subsidiaries

Kelowna, British Columbia – May 31, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, announces that, subject to ongoing legal and tax analysis, it intends to create two wholly-owned subsidiaries that will respectively hold the intellectual property (“IP”) related to, in the case of the first subsidiary, the improved processing and combustion-free delivery of nicotine and nicotine analogs and, in the case of the second subsidiary, delivery of non-steroidal anti-inflammatory drugs (“NSAIDs”), phosphodiesterase (“PDE5”) inhibitors and other active pharmaceutical ingredients.

This proposed structure more suitably reflects the distinct customer bases and business applications for each subsidiary, thereby allowing the Company to focus its future research and consider financing structures and industry partnerships specifically optimized to each. It is expected that Lexaria’s patented DehydraTECHTM technology will be utilized by both subsidiaries.

Lexaria recently announced lab test results related to delivery of nicotine through the gastrointestinal tract and superior nicotine absorption in animal blood plasma with two particularly significant findings:

1)	Speed of onset – as much nicotine delivered to the bloodstream in 15 minutes with the Lexaria technology vs. nearly 3 hours in the control group.
2)	Bioavailability – approximately 560% more nicotine into brain tissue than the control formulation.

These discoveries have led to increased and ongoing dialogue with leading nicotine industry participants regarding the possible utilization of Lexaria’s technology. Lexaria believes that these organizational changes could enable significant increases in shareholder value while meeting the diverse needs of providing services to different industry sectors.

Separately, the Company announces that pursuant to existing stock option plans, it has granted stock options to directors, officers, employees and consultants that enable the option holders to purchase up to 1,725,000 common shares of the Company at a price of US$1.53 for a period of five years, vesting immediately.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria

Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for applications of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, NSAIDs, PDE5 inhibitors, nicotine and other molecules. www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter (https://twitter.com/lexariacorp)
 and on Facebook http://tinyurl.com/y8vzcaam
FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. There is no assurance that ongoing dialogue with leading nicotine industry participants will lead to any benefit to the Company. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.